Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

ON SEMICONDUCTOR, INC.,

a Delaware corporation;

CENTAUR ACQUISITION CORPORATION,

a Delaware corporation; and

CATALYST SEMICONDUCTOR, INC.,

a Delaware corporation

Dated as of July 16, 2008

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A	Certain Definitions

EXHIBIT B	Form of Voting Undertaking

EXHIBIT C	Form of Certificate of Incorporation of Surviving Corporation

EXHIBIT D	Forms of Tax Representation Letter

Schedule A	List of Signatories for Voting Undertakings

-iii-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of July 16, 2008, by and among: ON SEMICONDUCTOR, INC., a Delaware corporation (“Parent”); CENTAUR ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and CATALYST SEMICONDUCTOR, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger provided for herein.

C. For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

D. Concurrent with the execution of this Agreement and as a condition to and inducement of Parent’s willingness to enter into this Agreement, the directors and executive officers of the Company set forth on Schedule A are entering into voting undertakings in substantially the form attached as EXHIBIT B (the “Voting Undertakings”).

E. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

F. Concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the chief executive officer of the Company is entering into employment and noncompete agreements with Parent (the “Employment Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: DESCRIPTION OF TRANSACTION.

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of Parent. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

1.4(a) the Certificate of Incorporation of the Company shall be amended to read in its entirety substantially in the form attached as EXHIBIT C;

1.4(b) the Bylaws of the Company shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

1.4(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

1.5(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding shall be converted into the right to receive 0.706 of a share of Parent Common Stock; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

The fraction of a share of Parent Common Stock specified in Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio.”

1.5(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

1.5(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on The NASDAQ Stock Market on the date the Merger becomes effective.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

1.7(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, but in no event later than two (2) business days thereafter, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

1.7(b) As soon as reasonably practicable after the Effective Time, but in no event later than two (2) business days thereafter, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent, in consultation with the Company, may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or evidence of shares in book entry form representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.7(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property laws, escheat laws or similar laws, to receive all such dividends and distributions, without interest).

1.7(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

1.7(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.7(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Treatment of Options and Other Stock-Based Awards.

1.8(a) At the Effective Time, each option granted (or previously assumed) by the Company to purchase shares of Company Common Stock (each a “Company Option”), which is outstanding and unexercised immediately prior to the Effective Time (each an “Outstanding Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically, into an option to purchase shares of Parent Common Stock (a “Converted Option”) in an amount and at an exercise price determined as provided below (and each Converted Option otherwise shall remain subject to the terms of the Company’s Amended and Restated 2003 Stock Incentive Plan, 2003 Director Stock Option Plan or 1998 Special Equity Incentive Plan, or other governing share-based plan document, including plan documents governing options that have previously been assumed by the Company as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case as the same may be amended from time to time, the “Company Stock Plans”) and the applicable agreement, notice or letter evidencing the grant of the Company Option thereunder).

(i) the number of shares of Parent Common Stock to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Outstanding Company Option and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Parent Common Stock under the Converted Option shall be equal to the exercise price per share of Company Common Stock under the Outstanding Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

In the case of any Outstanding Company Option which is, immediately prior to the Effective Time, an “incentive stock option” (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to the corresponding Converted Option and the terms and conditions of exercise of such Converted Option shall be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Section 424(h) of the Code. In all events, Outstanding Company Options shall be converted into Converted Options in such a manner as to be compliant with Section 409A of the Code (or an available exemption therefrom) and any guidance issued thereupon by the U.S. Department of Treasury. Except as otherwise provided in this section, the duration and other terms of each Converted Option (including vesting provisions) shall be the same as those of the applicable Outstanding Company Option, except that all references to the Company shall be deemed to be references to Parent. Prior to the Effective Time, the Company and Parent shall take all action necessary to be taken in order to effect the foregoing provisions of this section.

1.8(b) At the Effective Time, each restricted stock unit award granted (or previously assumed) by the Company representing a right to receive upon a future date or dates shares of Company Common Stock (each a “Company RSU Award”) which is outstanding and which has not been settled by the issuance of shares of Company Common Stock immediately prior to the Effective Time (each an “Outstanding Company RSU Award”) shall cease to represent a right to receive upon settlement thereof shares of Company Common Stock and shall be assumed by Parent and converted automatically into a right to receive upon settlement thereof shares of Parent Common Stock (a “Converted RSU Award”) in an amount determined as provided below (and each Converted RSU Award otherwise shall remain subject to the terms of the applicable Company Stock Plan, and the applicable agreement, notice or letter evidencing the grant of the Company RSU Award thereunder. The number of shares of Parent Common Stock to be subject to the Converted RSU Award shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Outstanding Company RSU Award and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. Prior to the Effective Time, the Company shall take all action necessary to be taken by the Company in order to effect the foregoing provisions of this Section.

1.8(c) Except as provided herein or as otherwise agreed to by the parties, the Company shall ensure that following the Effective Time no holder of a Company Option or a Company RSU Award nor any holder of any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation.

1.8(d) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Option or a Company RSU Award an appropriate notice evidencing the foregoing assumption of the option by Parent. Parent shall comply with the terms of the Company Stock Plans, as applicable, and the agreements, notices or letters, subject to the adjustments pursuant to this Section. Each holder of a Converted Option or a Company RSU Award shall be credited with such holder’s service with Company or its Subsidiaries for purposes of determining such holder’s vesting under such Converted Option or Company RSU Award.

1.8(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Converted Options and settlement of the Converted RSU Awards, including the authorization for listing of such shares on The NASDAQ Stock Market. As soon as practicable after the Effective Time (but in any event, no later than ten (10) business days thereafter), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted Options and Converted RSU Awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options and Converted RSU Awards remain outstanding.

1.8(f) Employees of Company and its Subsidiaries as of the Effective Time shall be permitted to participate in Parent’s employee stock purchase plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Company or Parent or any of their respective Subsidiaries).

1.8(g) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase or grant agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase or grant agreement or other agreement.

1.8(h) The Company Stock Plans previously approved by the Company’s stockholders will not terminate by virtue of the Merger if Parent elects to assume the available share reserves under such plans (following adjustment by the Exchange Ratio) for use under Parent’s equity plans to grant awards following the Merger to former Company employees or others who were not Parent employees prior to the Merger.

1.9 Treatment of Warrants.

1.9(a) At the Effective Time, subject to any necessary Consent of holders of warrants, each warrant issued by the Company to purchase shares of Company Common Stock (each a “Company Warrant”), which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a warrant to purchase shares of Parent Common Stock (a “Converted Warrant”) in an amount and at an exercise price determined as provided below (and each Converted Warrant otherwise shall remain subject to the terms of the applicable warrant agreement, notice or letter evidencing the issuance of the Company Warrant pursuant thereto).

(i) The number of shares of Parent Common Stock to be subject to a Converted Warrant shall be equal to the product of (x) the number of shares of Company Common Stock subject to the outstanding Company Warrant and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Parent Common Stock under a Converted Warrant shall be equal to the exercise price per share of Company Common Stock under the outstanding Company Warrant divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

1.9(b) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Warrant an appropriate notice evidencing the foregoing assumption of the Company Warrant by Parent.

1.9(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Converted Warrants, including the authorization for listing of such shares on the applicable national securities exchange.

1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Good Standing.

2.1(a) The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other entity and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

2.1(b) Part 2.1(b) of the Company Disclosure Schedule lists, as of the date hereof, all Acquired Corporations and indicates as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. The Company has made available to Parent copies of, the certificate or articles of incorporation, by-laws and other organizational documents (collectively, the “Organizational Documents”) of each of the Acquired Corporations, as currently in effect. For the purposes of this Agreement, the phrase “made available” when used in connection with the Company shall constitute the production by the Company of such document(s) in an electronic dataroom for purposes of review by Parent and its legal counsel and advisors in connection with the negotiation of this Agreement.

2.1(c) The Company has made available to Parent copies of, the charters of each committee of the Company’s board of directors and any code of conduct or similar policy adopted by the Company.

2.2 Authority; No Conflict.

2.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including where applicable the transactions contemplated by the Voting Undertakings, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the Required Stockholder Vote and the filing of appropriate merger documents as required by the DGCL). The Board of Directors of the Company (the “Company Board”), with one director being recused, has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to the stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of the Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of any Legal Requirements or any order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations.

2.2(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, The NASDAQ Stock Market and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the HSR Act, (C) the filing of the Certificate of Merger as required by the DGCL and (D) any applicable non-United States competition, antitrust and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent the consummation of the Merger, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations.

2.3 Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. As of the date hereof, (a) 15,352,591 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 6,149,908 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options or exercise, settlement or conversion of any Company RSU Awards or any other equity-based awards outstanding under the Company Stock Plans, (c) 8,322,878 shares of Company Common Stock are held in the treasury of the Company, (d) 847,000 shares of Company Common Stock are reserved for issuance and available for the future grant of equity-based awards under the Company Stock Plans, (e) 75,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Company Warrants, and (f) 400,000 shares of Company Preferred Stock are reserved for issuance upon exercise of the rights issued or issuable (the “Company Rights”) pursuant to the Rights Agreement dated December 21, 2006 between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Company Rights Agreement”). No shares of Company Preferred Stock are outstanding. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in the second sentence of this Section 2.3, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Options or exercise, settlement or conversion of any Company RSU Awards or any other equity-based awards under the Company Stock Plans outstanding as of the date hereof. Except as set forth in this Section 2.3, as of the date hereof, there are no Options relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries. Since April 27, 2008 through the date of this Agreement, the Company has not issued any shares of its capital stock or Options in respect thereof, except for the issuance of (i) Company RSU Awards and Company Options in the ordinary course of business, and (ii) Company Common Stock issued upon the valid exercise of Company Options or exercise, settlement or conversion of Company RSU Awards or any other equity-based awards referred to above. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership. Each Company Option or other right to acquire Company Common Stock or other equity of the Company has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements.

2.4 SEC Reports.

2.4(a) The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC since May 3, 2004. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after May 3, 2004, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i), (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since May 3, 2004, (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 2.4) filed by the Company with the SEC since May 3, 2004 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”, (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Company Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC since May 3, 2004 and all responses to such comment letters by or on behalf of the Company. No Subsidiary of the Company is, or since May 3, 2004 has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

2.4(b) Each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.4(c) The Company Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder and the statements contained in the Company Certifications were true and correct as of the date of the filing thereof.

2.4(d) The Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

2.4(e) The Company is, and since May 3, 2004 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, and (ii) the applicable provisions of SOX. The Company has made available to Parent true, correct and complete copies of (i) all correspondence between the Acquired Corporations and the SEC since May 3, 2004, and (ii) all correspondence between the Acquired Corporations and The NASDAQ Stock Market since May 3, 2004.

2.4(f) The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since April 27, 2008, (a) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting; and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to the Company’s outside auditors and the audit committee of the Company Board.

2.5 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Company Balance Sheet”), and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations, taken as a whole). The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since May 3, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Company.

2.6 Property; Sufficiency of Assets. The Acquired Corporations (i) have good and valid title to, or an enforceable capital leasehold interest in, all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof and except for dispositions of worn and obsolete property), free and clear of all Encumbrances except (A) Permitted Encumbrances and (B) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Acquired Corporations, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, other than defaults that would not have a Material Adverse Effect on the Acquired Corporations. For the avoidance of doubt, the representations and warranties set forth in this Section 2.6 do not apply to Proprietary Rights, which matters are specifically addressed in Section 2.9.

2.7 Receivables; Customers; Suppliers.

2.7(a) All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

2.7(b) Part 2.7(b) of the Company Disclosure Schedule lists the top ten distributors (the “Top Distributors” and the top ten resellers (the “Top Resellers”) of the Acquired Corporations during the twelve months ended July 31/June 30, 2008 (the “Measuring Period”) based on consolidated gross revenues of the Acquired Corporations during each such period.

2.7(c) Part 2.7(c) of the Company Disclosure Schedule lists the top ten original equipment manufacturers (the “Top OEMs”) of the Acquired Corporations during the Measuring Period based on consolidated payments of the Acquired Corporations during each such period.

2.7(d) Part 2.7(d) of the Company Disclosure Schedule lists the top ten suppliers, including without limitation foundries (the “Top Suppliers”), of the Acquired Corporations during the Measuring Period based on consolidated payments of the Acquired Corporations during each such period.

2.7(e) No Top Distributor, Top Reseller, Top OEM or Top Supplier has threatened or notified in writing any Acquired Corporation that (i) any such distributor, reseller, original equipment manufacturer or supplier will discontinue the purchase or manufacture, as the case may be, of any Acquired Corporation Products, or (ii) the consummation of the Merger will materially adversely affect the relationship of the Acquired Corporations with such distributor, reseller, original equipment manufacturer or supplier.

2.8 Real Property. Other than its facilities in Santa Clara, California and Bucharest, Romania, none of the Acquired Corporations own any material real property or any material interest in real property. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ material real property leases.

2.9 Proprietary Rights.

2.9(a) Part 2.9(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i) Part 2.9(a)(i) lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.

(ii) Part 2.9(a)(ii) lists all of the Registered Trademarks owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed.

(iii) Part 2.9(a)(iii) lists all of the Registered Copyrights owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

2.9(b) Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, the Acquired Corporations are the sole and exclusive owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 2.9(a)(i)(A), 2.9(a)(ii)(A) and 2.9(a)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have an adequate and in force right to use, license and otherwise exploit all Proprietary Rights as used or proposed, as of the date hereof, to be used by any Acquired Corporation, other than those solely owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use) (the “Licensed Proprietary Rights”). The Acquired Corporation Proprietary Rights identified in Part 2.9(a), together with the Trade Secrets owned by any Acquired Corporation and other material unregistered Copyrights and Trademarks owned by any Acquired Corporation and the Licensed Proprietary Rights, constitutes (A) all Proprietary Rights used or proposed, as of the date hereof, to be used in the business of any of the Acquired Corporations as conducted prior to the date of this Agreement or as proposed, as of the date hereof, to be conducted by Acquired Corporations, and (B) all Proprietary Rights necessary to make, use, offer for sale, sell or import the Acquired Corporation Product(s).

2.9(c) Part 2.9(c) lists all Contracts relating to any Acquired Corporation, as follows:

(i) Part 2.9(c)(i) lists (A) any Contract granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development Contracts related to any Acquired Corporation Proprietary Rights or Acquired Corporation Products; (D) any Contract by which any of the Acquired Corporations grants any ownership or license right to any Acquired Corporation Proprietary

Rights owned by any of the Acquired Corporations; (E) any Contract under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $10,000 with respect to an Acquired Corporation Proprietary Right, (F) any Contract under which any Acquired Corporation grants an option or right of first refusal relating to any Acquired Corporation Proprietary Rights; (G) any Contract under which any party is granted any right to access Acquired Corporation Source Code or to use Acquired Corporation Source Code to create derivative works of Acquired Corporations Products; (H) any Contract pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrow agent or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code; (I) any Contract limiting any of the Acquired Corporations’ ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Corporation Proprietary Rights (or any tangible embodiment thereof) owned by an Acquired Corporation and (J) any Contract pursuant to which any Acquired Corporation granted any Person a covenant not to sue/assert or other immunity from suit under any Acquired Corporation Patents and any Contract pursuant to which any Person granted a covenant not to sue/assert or other immunity from suit in favor of any Acquired Corporation;

(ii) Part 2.9(c)(ii) lists all licenses, sublicenses, covenants not to sue/assert or other immunity from suit, and other Contracts to which any Acquired Corporation is a party and pursuant to which such Acquired Corporation is authorized to use any Proprietary Rights owned by any Person, excluding nonexclusive licenses for software available through commercial distribution channels on standard terms and conditions (other than open source and general public licenses, as such term is defined below) and were obtained by any of the Acquired Corporations in the Ordinary Course of Business, at a cost not exceeding $10,000 per license. Except as set forth in Part 2.9(c)(ii), there are no royalties, fees or other amounts in excess of $10,000, or other material consideration, payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights or Acquired Corporation Products;

(iii) None of the Acquired Corporations have entered into any written or oral Contract, or other arrangement to indemnify any other person against any charge of infringement of any Acquired Corporation Proprietary Rights, other than unaltered indemnification provisions contained in standard form sales or other agreements with customers, end users or distributors arising in the Ordinary Course of Business, the forms of which have been made available to Parent or its counsel; and

(iv) Part 2.9(c)(iv) lists each Acquired Corporation Product that contains any software that is or may be subject to an open source license, a description of such Acquired Corporation Product and the open source license applicable to such Acquired Corporation Product. Except as set forth in Part 2.9(c)(iv), none of the Acquired Corporation Products contains any software that may be subject to an open source license. For purposes of the foregoing the term “open source license” means and includes any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, general public software (e.g., Linux) or similar licensing or distribution models, including without limitation any model that requires the distribution of source code to licensees, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License); (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

2.9(d)

(i) Except as set forth in Part 2.9(d)(i) of the Company Disclosure Schedule, none of the Acquired Corporations jointly owns with any other Person any Acquired Corporation Proprietary Rights. Part 2.9(d)(i) of the Company Disclosure Schedule, for each such item listed, generally describes the type of Acquired Corporation Proprietary Rights affected and what third parties possess rights in such Acquired Corporation Proprietary Right.

(ii) None of the Acquired Corporation Proprietary Rights jointly owned by any third party (A) grants such third party any rights to make, have made, use, sell, offer for sale or import any Acquired Corporation Products currently made or sold or proposed, as of the date hereof, to be made or sold by any of the Acquired Corporations, (B) adversely affects the ability of any of the Acquired Corporations, before or after the Closing, to make, have made, use, sell ,offer for sale or import any Acquired Corporation Products currently made or sold or proposed, as of the date hereof, to be made or sold by any of the Acquired Corporations; or (C) creates or imposes on any jointly owned asset any restriction or obligation on the use, sublicensing, transfer, profits derived from and/or other exploitation by any of the Acquired Corporations of such Acquired Corporation Proprietary Rights. The Acquired Corporations solely and exclusively own all Proprietary Rights in and to all logic, cells and circuits (including analog, digital, and mixed signal blocks and EEPROM blocks), software, mask works, firmware, designs, net lists, and layout databases related to the Acquired Corporation Products.

(iii) No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to Acquired Corporations.

(iv) No Person has asserted or threatened a claim in writing, or to the Knowledge of the Company orally, against an Acquired Corporation, nor to the Knowledge of the Company, are there any facts which could reasonably give rise to a claim or oral threat, which would adversely affect (A) any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights, (B) any Contract or other arrangement under which any Acquired Corporation claims any right, title or interest under any Acquired Corporation Proprietary Rights or (C) in any material respect, the use, transfer, delivery or licensing by the Acquired Corporations of the Acquired Corporation Proprietary Rights or Acquired Corporations Products;

(v) Except as set forth in Part 2.9(d)(v) of the Company Disclosure Schedule, none of the Acquired Corporations are subject to any proceeding or outstanding decree, order, judgment or stipulation related to Acquired Corporation Proprietary Rights owned by an Acquired Corporation or to the Knowledge of the Company other Acquired Corporation Proprietary Rights restricting in any manner the use, transfer or licensing of any such Acquired Corporation Proprietary Rights by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Products by any of the Acquired Corporations, or which may adversely affect the validity, use or enforceability of any such Acquired Corporation Proprietary Rights. Part 2.9(d)(v) of the Company Disclosure Schedule sets forth, for each such item listed, specifically what such Acquired Corporation Proprietary Rights are affected and describes how such Acquired Corporation Proprietary Rights are affected;

(vi) To the Knowledge of the Company, no Acquired Corporation Proprietary Rights owned by an Acquired Corporation have been infringed or misappropriated by any Person. To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

(vii) All Registered Copyrights, Registered Trademarks and domain names owned by any Acquired Corporation (A) have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned and (C) no opposition proceedings have been commenced related thereto in any jurisdictions which such procedures are available. To the Knowledge of the Company, there does not exist any fact with respect to the Trademarks owned by the Acquired Corporations that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such Trademarks invalid or unenforceable. The Acquired Corporations have taken commercially reasonable and customary measures and precautions necessary to maintain such Trademarks and otherwise to maintain the value of all such Trademarks. To the Knowledge of the Company, there does not exist any fact with respect to any Copyrights owned by the Acquired Corporations as of the date of this Agreement that would (i) preclude the issuance of any Registered Copyright from any copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

2.9(e)

(i) All Patents in which any of the Acquired Corporations has any ownership interest have been duly filed or registered (as applicable) with the applicable Governmental Body, and have been maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;

(ii)(A) All Patents in which any of the Acquired Corporations has any ownership interest, disclose patentable subject matter, have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges or opposition proceedings relating to any such Patents, (C) no interference been declared or provoked relating to any such Patents, (D) to the Knowledge of the Company, all Issued Patents in which any of the Acquired Corporations has any right, title or interest are valid and enforceable, and (E) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents in which any of the Acquired Corporations has any ownership interest;

(iii) To the Knowledge of the Company and except as disclosed in a Patent Application, there is no material fact with respect to any such Patent Application in which any of the Acquired Corporations has any ownership interest that would (i) preclude the issuance of an Issued Patent from such Patent Application (with valid claims no less materially broad in scope than the claims as currently pending in such Patent Application), (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable, or (iii) cause the claims included in such Patent Application to be materially narrowed; and

(iv) No Person has asserted or threatened a claim against an Acquired Corporation, nor, to the Knowledge of the Corporation, are there any facts which could reasonably give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right embodied in any Acquired Corporation Product) infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights. No Person has notified any Acquired Corporation that the Acquired Corporation requires a license to any of that Person’s Proprietary Rights and no Acquired Corporation has received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights.

2.9(f) Each of the Acquired Corporations has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest, which measures and precautions are sufficient to preserve the trade secret status of such Trade Secrets, except to the extent the Company has made a deliberate and intentional decision in its reasonable business judgment to forgo such Trade Secret protection in the best interest of the Acquired Corporations. Without limiting the generality of the foregoing, except as set forth in Part 2.9(f) of the Company Disclosure Schedule:

(i) All current and former employees any of the Acquired Corporations who have developed or contributed to the creation or development of any Acquired Corporation Proprietary Rights have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously made available by the Company to Parent;

(ii) All current and former consultants and independent contractors to any of the Acquired Corporations who were provided access to, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously made available by the Company to Parent;

(iii) Except as disclosed as required under Section 2.9(c)(i) above, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

(iv) All of the current and former employees and contractors of the Company involved in the creation or development of Proprietary Rights for the Company have validly and effectively assigned all of their rights in and to such Proprietary Rights to the Company and have not licensed, transferred to any third party or otherwise exploited such Proprietary Rights. All of the current and former employees and contractors of the Subsidiaries of the Company involved in the creation or development of Proprietary Rights for such Subsidiary or the Company have validly and effectively assigned all of their rights in and to such Proprietary Rights to such Subsidiary or the Company and have not licensed, transferred to any third party or otherwise exploited such Proprietary Rights. If such Proprietary Rights were assigned to the Subsidiary, such Subsidiary has not licensed or assigned any such rights to any third party, except to the Company or its Subsidiaries.

2.9(g) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person, including without limitation any Acquired Corporation Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

2.9(h) None of the Acquired Corporations are and never have been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that currently could or does require or obligate an Acquired Corporation to grant or offer to any other Person any license or right to the Acquired Corporation Proprietary Rights, or any future Proprietary Rights developed, conceived, made or reduced to practice by any of the Acquired Corporations after the date of this Agreement.

2.9(i) The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on any Acquired Corporation’s, or to the Knowledge of the Company on Parent’s right, title or interest in or to the Acquired Corporation Proprietary Rights.

2.9(j) No funding, facilities or personnel of any Governmental Body or university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Corporation Proprietary Rights owned by an Acquired Corporation or any Acquired Corporation Product.

2.9(k)

(i) Except as set forth in Part 2.9(k), each Acquired Corporation Product conforms and complies in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Acquired Corporation Product and with all applicable Legal Requirements;

(ii) No customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any claim against any Acquired Corporation (i) under or based upon any warranty provided by or on behalf of any Acquired Corporation , or (ii) under or based upon any other warranty relating to any Acquired Corporation Product.

(iii) Each Acquired Corporation Product was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect, deficiency or bug that would not adversely affect in any material respect such Acquired Corporation Product or to the Knowledge of the Company other asset, product or system (or the operation or performance of any of the foregoing).

(iv) No product liability claims have been threatened or alleged in writing or filed against any Acquired Corporation related to any Acquired Corporation Product.

(v) To the Knowledge of the Company, there are no material technological impediments that would hinder, or third party Proprietary Rights that might enjoin or encumber, the manufacture of the current Acquired Corporation Products using the Parent’s 0.18 or 0.35 micron process module in the Parent’s manufacturing facilities. To the Knowledge of the Company, as of the date hereof, the Key Employees possess the most familiarity and knowledge, as compared to the other employees of the Company, with respect to the manufacture of the current and planned Acquired Corporation Products using the Parent’s 0.18 and 0.35 micron process module in Parent’s manufacturing facilities.

2.10 No Undisclosed Liabilities. The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries or described in the notes thereto, except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet, (ii) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet or (iii) liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.11 Taxes.

2.11(a) Timely Filing of Tax Returns. The Acquired Corporations have filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all material respects true, complete and correct and filed on a timely basis.

2.11(b) Payment of Taxes. The Acquired Corporations have, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all material amounts of Taxes that are due and payable by the Acquired Corporations whether or not shown on any Tax Return.

2.11(c) Withholding Taxes. Each of the Acquired Corporations have complied (and until the Closing will comply), in all material respects, with all applicable laws, rules and regulations relating to the withholding of Taxes and have within the times and in the manner prescribed by law, paid over (and until the Closing will pay over) to the proper Governmental Body all amounts required to be paid under applicable laws, rules and regulations relating to the paying over of Taxes.

2.11(d) Audits. No Tax Return of any of the Acquired Corporations is under audit or examination by any Governmental Body, and no written notice of such an audit or examination has been received by any of the Acquired Corporations and none of the Acquired Corporations has Knowledge of any threatened audits, investigations or claims threatened in writing for or relating to Taxes.

2.11(e) Tax Reserves. The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with generally accepted United States accounting principles.

2.11(f) Tax Sharing Agreements. None of the Acquired Corporations is a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement or arrangement.

2.11(g) Extensions of Time for Filing Tax Returns. None of the Acquired Corporations has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

2.11(h) Waiver of Statutes of Limitations. None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

2.11(i) United States Real Property Holding Corporation. None of the Acquired Corporations has been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

2.11(j) 355 Transactions. None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

2.11(k) Section 481 Adjustments. None of the Acquired Corporations is required to include in income any adjustment pursuant to Internal Revenue Code §481 by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and the Internal Revenue Service has not proposed any such change in accounting method.

2.11(l) Section 162(m). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

2.11(m) Section 280(G). None of the Acquired Corporations is a party to any agreement, contract or arrangement that would result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

2.11(n) Qualification as a Reorganization. None of the Acquired Corporations has taken any action, nor to the Company’s Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.11(o) Post-Closing Income Recognition or Deduction Exclusion. None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) occurring or arising on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date, other than any prepaid amounts received in the ordinary course of business.

2.11(p) Tax Shelters. None of the Acquired Corporations has participated in any transaction that is either a “listed transaction” or that the Acquired Corporation believes in good faith is a “reportable transaction” or a “transaction of interest” (all as defined in Treas. Reg. § 1.6011-4).

2.11(q) Deferred Compensation. No Acquired Corporation is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that, to the Knowledge of the Company, since January 1, 2005, has not been administered in reasonable good faith compliance with Section 409A of the Code .

2.12 Employee Benefits.

2.12(a) Since April 27, 2008, there has not been (i) any adoption or material amendment by any of the Acquired Corporations of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, plan, arrangement or understanding (whether or not legally binding, written or unwritten) or any employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations (collectively, “Benefit Plans”), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on April 27, 2008. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations.

2.12(b) For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

2.12(c) Part 2.13(c) of the Company Disclosure Schedule includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of any of the Acquired Corporations or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, including the Benefit Plans, sponsored or maintained by any Acquired Corporation, to which any Acquired Corporation contributes or is obligated to contribute, or with respect to which an Acquired Corporation has or may have any liability (“Plans”). Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control and fringe benefit plans, programs or agreements.

2.12(d) With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, and a written description of any unwritten Plan; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any, and audit reports; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable.

2.12(e) Part 2.12(e) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). With respect to each Qualified Plan, either (i) such plan is so qualified, and the Internal Revenue Service has issued a currently applicable favorable determination letter with respect to each Qualified Plan that has not been revoked or the Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Plan, and, to the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust, or (ii) such Qualified Plan still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination. Since April 27, 2008, no act or omission has occurred with respect to any Qualified Plan which could increase the cost of any such plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

2.12(f) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

2.12(g) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been maintained, funded, and administered in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan.

2.12(h) Neither the Acquired Companies nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any liability or potential liability under (or with respect to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)), (e) welfare benefit fund (within the meaning of Code Section 419), or (f) self-funded group health plan.

2.12(i) All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by any Acquired Corporation at any time within the past three years have been fully satisfied. Each Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without liability on the part of the Acquired Companies or any ERISA Affiliate, other than for ordinary administrative costs.

2.12(j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be a liability of any Acquired Corporation following the Closing. Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

2.12(k) No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Acquired Corporation.

2.12(l) All Plans covering foreign employees of the Acquired Corporations comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

2.12(m) No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied with the Worker Adjustment and Retraining Notification Act.

2.12(n) There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any liability of any Acquired Corporation to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

2.12(o) Part 2.12(o) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business. The Acquired Corporations have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Part 2.12(o) of the Company Disclosure Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

2.12(p) Each of the Acquired Corporations has complied, and are presently in compliance with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees. During the three-year period prior to the date of this Agreement, none of the Acquired Corporations has been a party to any action in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

2.12(q) There are no retired employees, officers, managers or directors of any of the Companies, or their dependents, receiving benefits or scheduled to receive benefits from any of the Companies in the future.

2.13 Compliance with Legal Requirements; Governmental Authorizations. The Acquired Corporations are, and at all times since May 3, 2004 have been, in material compliance with each of the Legal Requirements that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a material violation by any of the Acquired Corporations of any Legal Requirement; and none of the Acquired Corporations has received, at any time since May 3, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company has made available to Parent copies of, all reports made by any attorney to the Company’s chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

2.14 Environmental Matters. Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of the Acquired Corporations has any basis to expect, nor has any of them or, to the Company’s Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any written order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation by any of the Acquired Corporations, or failure by any of the Acquired Corporations to comply with, any Environmental Law, or of any actual or threatened material obligation by an Acquired Corporation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct any of the Acquired Corporations are or may be held legally responsible (“Acquired Corporations Hazardous Material”), or from which Acquired Corporations Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received. No underground storage tanks or underground improvements, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, have been used by the Acquired Corporations, or, to the Company’s Knowledge, by others, at, on or under any Facilities. To the Company’s Knowledge, no asbestos or asbestos-containing material, formaldehyde or insulating material containing urea formaldehyde, or material containing polychlorinated biphenyls, is present in, on or at any of the Facilities. The Acquired Corporations have delivered to Parent true and complete copies of all investigations, reports, studies, audits, tests, sampling results, monitoring, evaluations or analyses possessed or initiated by the Acquired Corporations pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Facilities, or to which the Acquired Companies have sent any Hazardous Material, or concerning compliance by the Acquired Corporations, or any other person for whose conduct the Acquired Corporations are legally responsible, with any Environmental Law.

2.15 Legal Proceedings.

2.15(a) There is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or, to the Company’s Knowledge, that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing or making illegal any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

2.15(b) To the Knowledge of the Company, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened.

2.16 Absence of Certain Changes and Events. Since April 27, 2008, there has not been any Material Adverse Effect on the Acquired Corporations.

2.17 Contracts; No Defaults.

2.17(a) Part 2.17(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed as an exhibit to a Company SEC Report, the Company has made available to Parent copies of each of the following Acquired Corporation Contracts (including any amendment to any of the foregoing)

(i) described in paragraph (b)(10) of Item 601 of Regulation S-K of the SEC(other than those agreements and arrangements described in Item (b)(10)(iii);

(ii) with any director, officer or Affiliate of the Company;

(iii) evidencing, governing or relating to indebtedness for borrowed money,

(iv) not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $100,000;

(v) that in any way purports to limit the freedom of any Acquired Corporation or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi) [Intentionally omitted];

(vii) providing for indemnification of any officer, director, employee or agent;

(viii)(A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Options, Company RSU Awards, or employment Contracts entered into in the Ordinary Course of Business which contemplate the issuance of Company Options or Company RSU Awards;

(ix) incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for materially unaltered indemnification provisions contained in standard form sales or other agreements with customers, end users or distributors arising in the Ordinary Course of Business;

(x) relating to any currency hedging;

(xi) imposing or containing “standstill” or similar provisions;

(xii)(A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xiii) except as set forth in Section 2.17(a)(xiv), contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $250,000 in the aggregate;

(xiv) with each Top Distributor, Top Reseller, Top OEM and Top Supplier; and

(xv) any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a “Material Contract.”

2.17(b) Assuming the due execution and delivery of such Material Contract by the counterparties thereto, each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.17(c)

(i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and

(iv) since April 27, 2008, none of the Acquired Corporations has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.18 Sale of Products; Performance of Services.

2.18(a) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

2.18(b) Except as set forth in Part 2.18(b) of the Company Disclosure Schedule, since April 27, 2008, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations.

2.19 Insurance. The valid and currently effective insurance policies issued in favor of the Company are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

2.20 Labor Matters. (i) None of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (v) no material grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (vi) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.21 Interests of Officers and Directors. None of the officers or directors of any of the Acquired Corporations or any of their respective Affiliates (other than the Acquired Corporations) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except (i) as disclosed in the Company SEC Reports, (ii) for the normal rights of a stockholder and rights under the Plans and the Company Options and Company RSU Awards, and (iii) for compensation and other arrangements entered into in the Ordinary Course of Business.

2.22 Encryption and Other Restricted Technology. The Acquired Corporations have complied with all U.S. export control Legal Requirements regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State. The Acquired Corporations’ business as currently conducted does not require any of the Acquired Corporations to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology.

2.23 Rights Plan; DGCL Section 203. The Company has made available to Parent a copy of the Rights Agreement of the Company as currently in effect (the “Company Rights Agreement”). The Company has amended the Company Rights Agreement to provide that (i) neither Parent nor Merger Sub nor any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), as a result of the execution, delivery or performance of this Agreement or the Voting Undertakings or the consummation of the Merger, (ii) neither a Distribution Date nor a Share Acquisition Date (as each such term is defined in the Company Rights Agreement ) shall be deemed to occur, and the Company Rights will not detach from the Company Common Stock or become non-redeemable, as a result of the execution, delivery or performance of this Agreement or the Voting Undertakings or the consummation of the Merger, and (iii) the Company Rights Agreement shall terminate immediately prior to the Effective Time. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Parent or Merger Sub as a result of the execution, delivery or performance of this Agreement or the Voting Undertakings or the consummation of the Merger.

2.24 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Houlihan Lokey Howard & Zukin (“HLHZ”) (a copy of whose engagement letter has been provided to Parent) dated July 15, 2008, to the effect that, as of such date, the Exchange Ratio is fair to such stockholders from a financial point of view. A written copy of that opinion will be provided to Parent, for informational purposes only, as soon as is reasonably practicable after it becomes available to the Company.

2.25 Brokers. No broker, finder, investment banker or other Person (other than HLHZ and Sutter Securities Incorporated, a copy of whose engagement letters have been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. Other than the engagement letters provided to Parent, there are no other Acquired Corporation Contracts between the Acquired Corporations and either HLHZ or Sutter Securities Incorporation pursuant to which such firms would be entitled to any payment relating to the Contemplated Transactions.

2.26 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy

Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF PARENT.

Except as disclosed in Parent SEC Reports filed prior to the execution of this Agreement or as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

3.1 Organization and Good Standing.

3.1(a) Parent and each of its Subsidiaries are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent.

3.1(b) Parent has made available to the Company copies of, the Organizational Documents of Parent, as currently in effect.

3.2 Authority; No Conflict.

3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of a certificate of merger required by the DGCL). The Board of Directors of Parent has unanimously approved this Agreement and declared it to be advisable. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is or may be subject; or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

3.2(c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, The NASDAQ Stock Market and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing of appropriate merger documents as required by the DGCL and (D) any applicable non-United States competition, antitrust and investment laws and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent the consummation of the Merger and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

3.3 Capitalization. The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock. As of July 9, 2008, (a) 398,254,880 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 38,663,094 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Parent’s employee stock plans (the “Parent Stock Options”), or exercise, settlement or conversion of any other equity-based awards outstanding under Parent’s employee stock plans, (c) 5,293,487 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent, (d) 45,518,637 shares of Parent Common Stock are held in the treasury of Parent, (e) 25,916,462 shares of Parent Common Stock are reserved for issuance pursuant to Parent Stock Options and other equity-based awards not yet granted, and (f) 1,818,364 shares of Parent Common Stock are reserved for issuance under Parent’s employee stock purchase plan. No shares of Parent Preferred Stock are outstanding. Except as set forth in this Section 3.3, there are no Options relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or one of its Subsidiaries is free and clear of all Encumbrances of any nature whatsoever. None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement.

3.4 SEC Reports.

3.4(a) Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004. Except to the extent available in full without redaction on the SEC’s web site through EDGAR, Parent has made available to the Company copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof: (i) its Annual Reports on Form 10-K for each fiscal year of Parent since January 1, 2004, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters since January 1, 2004, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since January 1, 2004, (iv) its Current Reports on

Form 8-K filed since January 1, 2004, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.4) filed by Parent with the SEC since January 1, 2004 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (the “Parent Certifications”), and (vii) all comment letters received by Parent from the staff of the SEC since January 1, 2004 and all responses to such comment letters by or on behalf of Parent. No Subsidiary of the Company is, or since January 1, 2004 has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.4(b) Each of Parent SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.4(c) Parent Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder and the statements contained in Parent Certifications were true and correct as of the date of the filing thereof.

3.4(d) Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined by Rule 13a-15 or 15d-15 under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by Parent and its Subsidiaries in the reports that it filed under the Exchange Act is recorded, processed, summarized and reported with the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Parent has made available to the Company copies of all policies, manuals and other material documents promulgating, such disclosure controls and procedures. Parent is, and since January 1, 2005 has been, in compliance with (i) the applicable listing and corporate governance rules of The NASDAQ Stock Market, and (ii) the applicable provisions of SOX. Since January 1, 2005 Parent has not received any notice from The NASDAQ Stock Market asserting any non-compliance with such rules.

3.4(e) Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since March 28, 2008, (a) there have not been any changes in Parent’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Parent’s internal control over financial reporting; and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to Parent’s outside auditors and the audit committee of Parent’s board of directors.

3.5 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in Parent SEC Reports complied with as to form with the rules and regulations of the SEC (including Regulation S-X) as of the date of filing of such reports, was prepared in accordance with GAAP and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Reports since the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2007, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Parent Balance Sheet”), and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to Parent and its Subsidiaries, taken as a whole). The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Parent and its Subsidiaries are, or since January 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of Parent.

3.6 Legal Proceedings.

3.6(a) As of the date hereof, there is no pending Legal Proceeding (i) that has been commenced by or against any of Parent or its Subsidiaries, except for such Legal Proceedings as are normally incident to the business carried on by Parent and its Subsidiaries and would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Parent or (ii) that challenges, or that may have the effect of preventing or making illegal any of the Contemplated Transactions.

3.6(b) To the Knowledge of Parent, no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened as of the date hereof.

3.7 Absence of Certain Changes and Events. Since March 28, 2008, there has not been any Material Adverse Effect on Parent.

3.8 No Stockholder Vote Required. Parent is not required to seek a stockholder vote with respect to the issuance of shares of Parent Common Stock in the Merger.

3.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any business activities and will have no assets, liabilities or obligations other than as contemplated by this Agreement.

3.10 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is filed with the SEC or at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus.

SECTION 4: CONDUCT OF BUSINESS.

4.1 Covenants of the Company. Except (i) as consented to in writing by Parent (which consent shall not be unreasonably delayed) or (ii) as set forth in Part 4.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each of the Acquired Corporations shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable Legal Requirements, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve substantially intact its material business relationships with customers, strategic partners, suppliers, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except (i) as set forth in Part 4.1 of the Company Disclosure Schedule, none of the Acquired Corporations shall directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably delayed):

4.1(a)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement;

4.1(b) except as permitted by Section 4.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise, settlement, or conversion of Company Options, Company RSU Awards or other equity-based awards outstanding under the Company Stock Plans outstanding on the date of this Agreement in accordance with their present terms;

4.1(c) amend its Organizational Documents, except as expressly provided by this Agreement or for amendments that are necessary in order to comply with applicable Legal Requirements;

4.1(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except purchases of inventory, components or, subject to clause Section 4.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

4.1(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale of inventory in the Ordinary Course of Business and transactions related thereto;

4.1(f) adopt or implement any stockholder rights plan or alter or further amend the Company Rights Agreement or the Company Rights;

4.1(g) except for any confidentiality agreement as permitted by Section 5.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination or sale of the Company, or any acquisition or disposition of all or substantially all of the assets or securities of the Acquired Corporations;

4.1(h)(A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of April 27, 2008 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

4.1(i) make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $500,000 per month for the Acquired Corporations, taken as a whole, in the Ordinary Course of Business;

4.1(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Legal Requirement;

4.1(k)(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary

Course of Business, or (ii) the payment, discharge or satisfaction of claims, liabilities or obligations in connection with the consummation by the Company of the Contemplated Transactions, (iii) the payment, discharge or satisfaction of claims, liabilities or obligations pursuant to binding Contracts or (iv) the payment, discharge or satisfaction of claims, liabilities or obligations as required by Legal Requirements, or (B) waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party;

4.1(l) Except in the Ordinary Course of Business, modify, amend or terminate any Material Contract to which any of the Acquired Corporations is a party or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of any of the Acquired Corporations);

4.1(m)(A) enter into any material contract or agreement or (B) except in the Ordinary Course of Business, license any material Proprietary Rights to or from any third party;

4.1(n) except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (i) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are no greater than the terms and conditions of the employees being replaced, (ii) with respect to any open requisitions for employment existing on the date hereof or (iii) who are temporary employees or independent contractors hired in the Ordinary Course of Business and are terminable at will with no more than 10 business days notice without severance or ongoing benefit obligations), (B) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (other than increases not in excess of five percent (5%) of base salary granted to non-officer employees pursuant to performance reviews held in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options, Company RSU Awards or other equity-based plans, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 150,000 shares in the aggregate or 50,000 shares to any one Person, and which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company’s customary terms, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

4.1(o) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return;

4.1(p) initiate, compromise or settle any material litigation or arbitration proceeding;

4.1(q) open or close any facility or office;

4.1(r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

4.1(s) except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations of the Acquired Corporations in the Ordinary Course of Business; or

4.1(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair or prevent the satisfaction of any conditions in Section 6 hereof other than as specifically provided for in Section 4.1.

4.2 Confidentiality. The parties acknowledge that Parent and Company have previously executed a confidentiality agreement dated as of August 24, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 No Solicitation.

5.1(a) No Solicitation or Negotiation. From the date of this Agreement until the Effective Time, except as set forth in this Section 5.1, none of the Acquired Corporations shall, nor shall any of them authorize or knowingly permit any of their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, including, without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).

Notwithstanding the foregoing, prior to the time that the Required Stockholder Vote has been obtained (the “Specified Time”), the Company may, to the extent the failure to take such action would be inconsistent with the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section, and subject to compliance with Section 5.1(c), (x) furnish non-public information with respect to any of the Acquired Corporations to the Person making such Acquisition Proposal and its Representatives, and (y) participate in discussions or negotiations (including the negotiation of documentation) with such Person and its Representatives regarding such Acquisition Proposal, if, in the case of either clause (x) or (y), prior to taking such action the Company enters into a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement.

5.1(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of the adoption of this Agreement (an “Adverse Recommendation Change”);

(ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or

(iii) authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.1(a) entered into in the circumstances referred to in Section 5.1(a)).

Notwithstanding the foregoing, at any time prior to the Specified Time and subject to Section 5.1(c), the Company Board may, in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was made after the date hereof and that did not result from a breach of this Section 5.1, make an Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Company Board to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) provided to Parent three business days’ prior written notice (such notice, a “Notice of Superior Proposal”), which notice shall not be deemed to be a Adverse Recommendation Change, advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new two business day period), (B) during the applicable notice period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (A) or otherwise).

In addition, and notwithstanding any provision to the contrary in this Section 5.1, at any time prior to the Specified Time the Company Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make an Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided that, the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three business days’ prior written notice (unless the Intervening Event arises fewer than three business days prior to the Stockholders’ Meeting) advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event. Any Adverse Recommendation Change shall not change the approval of this Agreement, the Voting Undertakings or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

Nothing in this Section 5.1 shall be deemed prior to the termination of this Agreement to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.1(b), or (B) affect any obligation of the Company under this Agreement or limit the Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

5.1(c) Notices to Parent; Additional Negotiations. The Company shall promptly (within 24 hours of gaining Knowledge) notify Parent upon the Company gaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Acquisition Proposal until after the Company has first notified Parent of such Acquisition Proposal as required by the preceding sentence. The Company shall keep Parent reasonably informed in all material respects of the status of any such Acquisition Proposal and shall (i) promptly (within 24 hours of gaining Knowledge) notify Parent if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal or inquiry and shall promptly (within 24 hours of gaining Knowledge) notify Parent of any material change in the terms of any such Acquisition Proposal or inquiry, (ii) provide to Parent as soon as practicable after receipt or delivery thereof any correspondence or proposed transaction documents received from or on behalf of any third party relating to the terms of any Acquisition Proposal and (iii) if Parent shall make a counterproposal (including, without limitation, following delivery of a written notice to Parent pursuant to Section 5.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any correspondence, other written materials or other non-public information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to Parent (to the extent not already previously provided). None of the Acquired Corporations shall enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

5.1(d) Certain Permitted Disclosure. Nothing contained in this Section 5.1, in Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Legal Requirements.

5.1(e) Cessation of Ongoing Discussions. The Acquired Corporations shall, and shall cause their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

5.2 Proxy Statement/Prospectus; Registration Statement.

5.2(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and (i) the Company will file with the SEC the Proxy Statement/Prospectus in connection with the vote of the stockholders of the Company in respect of this Agreement and (ii) Parent will file with the SEC the Form S-4 Registration Statement, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the Merger. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other party’s counsel in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement, and shall request the cooperation of such party’s auditors in the preparation of the Proxy Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonably opportunity to review and comment (which comments will be considered by the other party in good faith) on any amendment or supplement on the Proxy Statement/Prospectus or the Form S-4 Registration Statement prior to the filing thereof with the SEC. Parent will advise the Company, as soon as practicable after it receives notice thereof, of the time when the Form S-4 Registration Statement has been declared effective by the SEC and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 5.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 5.2(b). Each of Parent and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all Legal Requirements.

5.2(b) If, at any time prior to the Specified Time, any information is discovered or any event occurs with respect to Parent or any of the Acquired Corporations, or any change occurs with respect to the other information included in the Form S-4 Registration Statement or the Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party learning of such information shall notify the other parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, respectively, Parent shall use its reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable, and, Parent and the Company shall, as required by Legal Requirements, disseminate the information contained in such amendment or supplement to holders of Company Common Stock; provided that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

5.2(c) Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.

5.3 NASDAQ Quotation. Parent and the Company each agree to use commercially reasonable efforts to continue the quotation of Parent Common Stock and Company Common Stock, respectively, on The NASDAQ Stock Market during the term of this Agreement.

5.4 Access to Information. Each of Parent and the Company shall afford to each other’s officers, employees, accountants, counsel and other representatives, reasonable access (subject to Legal Requirements regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date hereof through the Effective Time or the termination of this Agreement, to its properties, books, contracts, commitments, personnel and records in a manner commensurate with due diligence conducted by any party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the parties or their respective Subsidiaries, as the case may be, or create a risk of damage or destruction to any property or assets of the parties or their respective Subsidiaries. During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Parent and the Company, as the case may be, will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk of waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a contract to which any of the Acquired Corporations or Parent and its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such contract.

5.5 Stockholders and Stockholders’ Meeting.

5.5(a) The Company, acting through the Company Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Form S-4 Registration Statement the Stockholders’ Meeting for the purpose of considering and voting upon the Voting Proposal (as defined below). Subject to Section 5.1(b), to the fullest extent permitted by Legal Requirements, (i) the Company Board shall recommend adoption of this Agreement by the stockholders of the Company (the “Voting Proposal”) and include such recommendation in the Proxy Statement/Prospectus, (ii) neither the Company Board nor any committee thereof shall effect an Adverse Recommendation Change and (iii) the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Voting Proposal and shall take all other action necessary or advisable to secure the Required Stockholder Vote.

5.5(b) Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section, shall not be affected by the withdrawal, amendment or modification of the recommendation by the Company Board or committee thereof and (ii) the Company agrees that its obligations pursuant to this Section shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

5.5(c) Except to the extent required by Legal Requirements, the Company shall not (i) change the date specified in the Proxy Statement/Prospectus for the Stockholders’ Meeting or (ii) postpone, delay or adjourn the Stockholders’ Meeting, except, in each case, after consultation with Parent, (A) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of the Company sufficiently in advance of the Stockholders’ Meeting or (B) if there are an insufficient number of shares of Company Common Stock represented in person or by proxy at the Stockholders’ Meeting to constitute a quorum or to adopt this Agreement, in which case the Company may adjourn the Stockholders’ Meeting and use its commercially reasonable efforts to obtain a quorum and/or the Required Stockholder Vote as promptly as practicable in the prevailing circumstances.

5.6 Legal Conditions to the Merger.

5.6(a) Subject to the terms hereof, including Section 5.6(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act, any foreign antitrust laws or regulations, and any related governmental request thereunder, and (C) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use commercially reasonable efforts (subject to Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Legal Requirements (including all information required to be included in the Proxy Statement/Prospectus and the Form S-4 Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 5.6(a) shall modify or affect their respective rights and responsibilities under Section 5.6(b).

5.6(b) Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances, approvals, actions, or non-actions required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, Parent and the Company shall (i) keep each other informed of any communication received from, or given to, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body and of any communication received from or given to any Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Parent or the Company) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit the other to review in advance any communication given by such Person to, and consult with the other in advance of any meeting or conference with, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Parent or the Company) and, to the extent permitted by the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or other Person, give the other the opportunity to attend and participate in such meetings and conferences.

5.6(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation). Notwithstanding anything in this Agreement, neither the Company nor its Affiliates shall be under any obligation to execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Company or any of its Affiliates, except in each case, as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

5.6(d) Each of Parent and the Acquired Corporations shall give any notices to third parties, and use all commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) necessary to secure or perfect rights in any Acquired Corporation

Proprietary Rights, (C) disclosed or required to be disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or (D) required to prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, prior to or after the Effective Time.

5.7 Public Disclosure. Except as may be required by Legal Requirements or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent, and (b) Parent and the Company shall each use all commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

5.8 Section 368(a) Reorganization. Parent, Merger Sub and Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take any action, or fail to take any action, which action or failure would prevent, or reasonably be expected to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

5.9 Additional Voting Undertakings. The Company will use its commercially reasonable efforts to obtain executed Voting Undertakings from Roland Duchatelet and Elex N.V. as soon as practicable after the date hereof.

5.10 NASDAQ Stock Market Listing. Parent shall, if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

5.11 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent, which will not be unreasonably withheld or delayed.

5.12 Indemnification.

5.12(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Legal Requirements, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Corporations (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist at the Effective Time.

5.12(b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered or made available to Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such Persons as the Company’s existing coverage (the “D&O Insurance”); provided, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage and, for the avoidance of doubt, if the cost for any such coverage is in excess of such amount, Parent or the Surviving Corporation shall be required to maintain such coverage as is available for such amount.

5.12(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.12.

5.12(d) The obligations set forth in this Section 5.12 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance and their heirs and representatives) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.12, with full rights of enforcement as if a party thereto. The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Parent shall unconditionally and irrevocably guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.

5.13 Employee Matters.

5.13(a) The Company shall provide to Parent reasonable access to the employees and personnel information of the Acquired Corporations for purposes of enabling Parent to (i) review the identities and current employment terms of the Acquired Corporations’ employees, and (ii) meet with, make offers of employment (on terms acceptable to Parent in its sole discretion) to, and enter into acceptable employment arrangements with those employees listed on Part 5.13(a) of the Company Disclosure Schedule (the “Key Employees”), on or prior to the Effective Time. The Company shall use its commercially reasonable efforts to assist Parent in obtaining agreement on employment arrangements with such Key Employees.

5.13(b) With respect to the employees of the Acquired Corporations who are employed after the Effective Time by the Acquired Corporations (the “Continuing Employees”), (i) Parent shall provide, for a period of one (1) year following the Closing Date, to such Continuing Employees, benefit plans providing coverage and benefits that are either the same as (x) those being received by them from the Company immediately prior to the Effective Time, or (y) those provided to similarly situated employees of Parent or any of its Affiliates, and (ii) to the extent permitted under the terms of Parent’s applicable benefit plans, Parent shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Acquired Corporations prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Acquired Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Parent benefit plans. Furthermore, nothing contained in this Section shall require or imply that the employment of the employees of the Acquired Corporations who are employed at the Effective Time will continue for any particular period of time following the Effective Time. This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any Affiliate of Parent.

5.13(c) Following the date hereof and prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take all necessary action under the Company Stock Plans, in a manner consistent with the Company’s normal practices, to grant to Gelu Voicu, the chief executive officer of the Company, with such grants to be effective immediately prior to the Effective Time, (i) Company Options to purchase 141,650 shares of Company Common Stock, which Company Options shall vest in equal annual installments over a four-year period following the date of grant with the first such installment vesting on the one-year anniversary of the date of grant, and (ii) Company RSU Awards which shall entitle the grantee to receive upon settlement thereof 85,000 shares of Company Common Stock, which Company RSU Awards shall vest in equal annual installments over a three-year period following the date of grant with the first such installment vesting on the one-year anniversary of the date of grant. Each of such Company Options and Company RSU Awards shall be granted pursuant to award agreements consistent in all respects with the forms of award agreements used by the Company prior to the date hereof; provided, that such agreements shall provide for acceleration of vesting only upon a termination of employment without Cause or for Good Reason within three years following a Change in Control of Parent (as such terms are defined in the Employment Agreement). At the Effective Time, each Company Option and Company RSU Award shall be treated in the manner provided in Section 1.8 hereof.

5.14 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any breach of any representation or warranty of the Company or Parent such that the conditions set forth in Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied, (b) any breach of any covenant or obligation of the Company or Parent such that the conditions set forth in Section 6.2(b) or Section 6.3(b), as applicable, would not be satisfied, or (c) any Material Adverse Effect on Parent or the Company, as the case may be. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

5.15 Exemption from Liability Under Section 16(b).

5.15(a) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock or Converted Options, as applicable, in exchange for shares of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.15(b) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Parent Insiders (as defined below) of Parent Common Stock, Converted Options or Converted RSU Awards, as applicable, in exchange for shares of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.15(c) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock, Converted Options or Converted RSU Awards in connection with the Merger, which shall be provided by the Company to Parent within ten (10) business days after the date of this Agreement.

5.15(d) For purposes of this Agreement, “Company Insiders” mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company equity securities, as listed in the Section 16 Information, and “Parent Insiders” mean those Company Insiders, if any, who after the consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent equity securities.

5.16 Tax Matters.

5.16(a) From the date of this Agreement until the Effective Time, the Acquired Corporations, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by Law and properly granted by the appropriate authority, provided that the Company notifies Parent that any of the Acquired Corporations is availing itself of such extensions, and (ii) pay all Taxes shown due on such Tax Returns.

5.16(b) Each party shall reasonably cooperate with the other in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement. From the date hereof through the Effective Time, the Acquired Corporations shall use reasonable efforts to provide Parent with any other Tax information reasonably requested by Parent.

5.17 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

5.18 Obligations of Parent and Merger Sub. Parent and Merger Sub shall not take any action that would materially impair or prevent the satisfaction of any conditions in Section 6.

SECTION 6: CONDITIONS TO MERGER.

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

6.1(a) Stockholder Approval. The Voting Proposal shall have been approved at the Stockholders’ Meeting, at which a quorum is present, by the Required Stockholder Vote.

6.1(b) HSR Act and other Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other necessary approvals under applicable Antitrust Laws shall have been obtained.

6.1(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which may not reasonably be expected to have a Material Adverse Effect on the Company or Parent.

6.1(d) Registration Statement; Proxy Statement/Prospectus. The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

6.1(e) No Injunctions. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

6.1(f) Tax-Free Reorganization. Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code. An officer of each of Parent, Merger Sub and the Company shall execute and deliver to such counsel its respective tax representation letter attached hereto as EXHIBIT D, upon which such counsel can rely in rendering such opinions.

6.1(g) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Body (i) seeking to restrain, prohibit, make illegal or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business of the Acquired Corporations or of Parent or any of its Subsidiaries or to compel the Acquired Corporations or Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Acquired Corporations or of Parent or any of its Subsidiaries, (ii) seeking to impose limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Acquired Corporations or Parent or any of its Subsidiaries of any such shares, except in each case, as would not reasonably be expected to have a Material Adverse Effect on Parent or the Acquired Corporations, as the case may be.

6.2 Additional Conditions to Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Sub:

6.2(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Acquired Corporations and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

6.2(b) Performance of Obligations of the Acquired Corporations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

6.2(c) Employment Agreements. The Employment Agreements shall be in full force and effect.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

6.3(a) Representations and Warranties. The representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on Parent and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(b) Performance of Obligations of Parent and the Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(c) NASDAQ. The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on The NASDAQ Stock Market, subject to official notice of issuance.

SECTION 7: TERMINATION AND AMENDMENT.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of the Voting Proposal by the stockholders of the Company or the sole stockholder of the Merger Sub:

7.1(a) by mutual written consent of Parent, Merger Sub and the Company; or

7.1(b) by either Parent or Company if the Merger shall not have been consummated by the six (6)-month anniversary of the date of this Agreement, which date shall be extended, upon written notice of either Parent or the Company to the other party on or prior to the six (6) month anniversary of the date of this Agreement, to the nine (9) month anniversary of the date of this Agreement in the event that (i) all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or (ii) any other approval under applicable Antitrust Laws as set forth in Section 6.1(b) shall not have been obtained, in each case on or prior to the six (6)-month anniversary of the date of this Agreement (such date, as it may have been extended pursuant to the preceding clause (ii), the “Outside Date”) (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

7.1(c) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

7.1(d) by either Parent or the Company if at the Stockholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Voting Proposal is taken, the Required Stockholder Vote in favor of the Voting Proposal shall not have been obtained;

7.1(e) by Parent, if: (i) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change; (ii) the Company Board or any committee thereof shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) the Company shall have entered into an Alternative Acquisition Agreement constituting or relating to any Acquisition Proposal or (iv) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Voting Proposal within ten business days after Parent requests in writing that the Company Board (or any committee thereof) do so, provided such request may only be made in the event the Company has received a public announcement of an Acquisition Proposal or any amendment to an Acquisition Proposal; or

7.1(f) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date; or

7.1(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform from the Company or the Outside Date.

7.1(h) by the Company, if the Company Board shall have made an Adverse Recommendation Change in response to a Superior Proposal in accordance with the terms and conditions of Section 5.1(b), the Company shall have paid Parent the Termination Fee as provided under Section 7.3 and immediately following the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal which was the subject of such Adverse Recommendation Change.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, the Merger Sub or their respective officers, directors, stockholders, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement or fraud and (ii) the provisions of Sections 4.2 (Confidentiality), Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses) and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

7.3 Fees and Expenses.

7.3(a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

7.3(b) The Company shall pay Parent a termination fee equal to $3,270,000 (the “Termination Fee”) in the event of the termination of this Agreement:

(i) by Parent pursuant to Section 7.1(e);

(ii) by the Company pursuant to Section 7.1(h); or

(iii) by Parent or the Company pursuant to Section 7.1(d) if, after the date hereof, and at or prior to the time of such failure to obtain the Requisite Stockholder Vote, (A) there shall have been publicly announced an Acquisition Proposal relating to the Company, (B) such Acquisition Proposal shall not have been absolutely and unconditionally withdrawn and abandoned more than ten (10) business days prior to the Stockholders’ Meeting, and (C) within twelve (12) months after such termination there shall have been consummated any Acquisition Transaction, or the Company shall have entered into an Alternative Acquisition Agreement relating to an Acquisition Proposal (a “Tail Transaction”); provided, however, that for purposes of this Section, the references to “20%” in the definition of “Acquisition Proposal” and “Acquisition Transaction” shall be deemed to be references to “50%.”

7.3(c) Any fee due under Section 7.3(b)(i) shall be paid by wire transfer of same-day funds within one (1) business day after the date of termination of this Agreement. Any fee due under Section 7.3(b)(ii) shall be paid by wire transfer of same-day funds at or prior to the termination of this Agreement. Any fee due under Section 7.3(b)(iii) shall be paid by wire transfer of the same-day funds within one business day after the consummation of the Tail Transaction.

7.3(d) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay to Parent any expense reimbursement or fee due hereunder, Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 7.2.

SECTION 8: MISCELLANEOUS PROVISIONS.

8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2 Remedies Cumulative; Waiver.

8.2(a) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.2(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

8.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

8.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.13. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9 Disclosure Schedules.

8.9(a) The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3 hereof, respectively. Any matter disclosed in any section or subsection of the Company Disclosure Schedule or in any section or subsection of the Parent Disclosure Schedule will be deemed to be disclosed in any other section of the Company Disclosure Schedule or in any section of the Parent Disclosure Schedule, respectively, to the extent that it is readily apparent based on the substance of such disclosure that such disclosure is applicable to such other subsection or section.

8.9(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement or Parent Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule or Parent Disclosure Schedule), the statements in this Agreement will control.

8.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

8.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 5.12 “Indemnification.

8.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

Company (before the Closing):	Catalyst Semiconductor, Inc.
2975 Stender Way
Santa Clara, CA 95054
Attention:	Chief Executive Officer
Fax no.:	(408) 542 1402

with a copy to:	O’Melveny & Myers LLP
Attention:	Embarcadero Center West 275 Battery Street, Suite 2600 San Francisco, CA 94111 Steve L. Camahort, Esq.
Fax no.:	(415) 984-8701

Parent and Merger Sub:	ON Semiconductor Corporation
5005 East McDowell
Phoenix, AZ 85008
Attention:	General Counsel
Fax no.:	(602) 244-5500

with a copy to:	DLA Piper US LLP
2000 University Avenue
East Palo Alto, California 94301
Attention:	Diane Holt Frankle, Esq.
David P. Lewis, Esq.
Fax no.:	(650) 833-2001

8.13 Construction; Usage.

8.13(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(xi) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

8.13(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.13(c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ON SEMICONDUCTOR, INC.

By:	/s/ Keith Jackson
Name: Keith Jackson
Title: President & CEO

CENTAUR ACQUISITION CORPORATION

By:	/s/ Keith Jackson
Name: Keith Jackson
Title: President

CATALYST SEMICONDUCTOR, INC.

By:	/s/ Gelu Voicu
Name: Gelu Voicu
Title: President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Acquired Corporation(s). An “Acquired Corporation” means the Company or any of its Subsidiaries, and the “Acquired Corporations” means the Company and all of its Subsidiaries.

Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquired Corporation Product(s). “Acquired Corporation Product(s)” means each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

Acquired Corporation Proprietary Rights. “Acquired Corporation Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

Acquired Corporation Source Code. “Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code that forms part of or is included in any Acquired Corporation Product or that is owned by any of the Acquired Corporations.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the Acquired Corporations, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; (ii) the issuance by any of the Acquired Corporations of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering), (iii) the acquisition (including, without limitation, through any license or lease, other than nonexclusive licenses in the Ordinary Course of Business) in any manner, directly or indirectly, of assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of any of the Acquired Corporations, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined under Section 13(d) under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Shares, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Acquired Corporations in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly shall acquire beneficial ownership of 20% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving an Acquisition Proposal.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this EXHIBIT A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Copyrights. “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance (excluding licenses granted under Proprietary Rights), claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environment. “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental, Health, and Safety Liabilities. “Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

Environmental Law. “Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, including, but not limited to, European Union Directives 2002/95/EC (RoHS) and 2000/53/EC (ELV) restricting of the use of certain hazardous substances in electrical and electronic equipment, European Union Directive 2002/96/EC (WEEE) concerning waste electrical and electronic equipment, European Union Regulation No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH), People’s Republic of China Ministry of Information Industry Order #39 (China RoHS), and analogous laws in other jurisdictions.

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Facilities. “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Corporation.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 2.5 and 3.5 were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Issued Patents. “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; (b) such individual should reasonably be aware of such fact or matter; or (c) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. The Company and Parent, respectively, will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company or Parent, respectively, has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The NASDAQ Stock Market).

Material Adverse Effect.

An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or development had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Corporations taken as a whole or (ii) the ability of the Company to consummate the Merger by the Outside Date, except in each case to the extent that any such event, violation, inaccuracy, circumstance or development results from or relates to: (A) changes in economic conditions in any country in which the Acquired Corporations operate or own assets, except to the extent that the same materially disproportionately impact the Acquired Corporations, taken as a whole, as compared to other companies; (B) changes to the conditions affecting the industries in which the Acquired Corporations operate, except to the extent that the same materially disproportionately impact the Acquired Corporations, taken as a whole, as compared to other companies in the industries in which the Acquired Corporations operate; (C) changes that are attributable to, the announcement of this Agreement or the pendency of the transactions contemplated hereby (except changes that would constitute or result in an inaccuracy in the representation contained in Section 2.7(e)(ii)); (D) any shareholder litigation brought or threatened against the Acquired Corporations or any member of the Company’s board of directors in respect of this Agreement or the transactions contemplated hereby; (E) changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded); (F) the failure by the Company to meet the revenue or earnings predictions or expectations for any period ending on or after the date of this Agreement (provided that the underlying causes of such changes shall not be excluded); or (G) changes in Legal Requirements or GAAP, except to the extent that the same materially disproportionately impact any of the Acquired Corporations, taken as a whole, as compared to other companies affected by such change in Legal Requirements or GAAP.

An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or development had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger by the Outside Date, except in each case, to the extent that such event, violation, inaccuracy, circumstance or development results from or relates to: (A) changes in economic conditions in any country in which Parent or its Subsidiaries operates or owns assets, except to the extent that the same materially disproportionately impact Parent and its Subsidiaries, taken as a whole, as compared to other companies; (B) changes to the conditions affecting the industries in which Parent or its Subsidiaries operate, except to the extent that the same disproportionately impact Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which Parent and its Subsidiaries operate; (C) changes that are attributable to, the announcement of this Agreement or the pendency of the transactions contemplated hereby; (D) changes in the market price or trading volume of Parent Common Stock (provided that the underlying causes of such changes shall not be excluded); (E) the failure by Parent to meet the revenue or earnings predictions or expectations for any period ending on or after the date of this Agreement (provided that the underlying causes of such changes shall not be excluded); or (F) changes in Legal Requirements or GAAP, except to the extent that the same materially disproportionately impact Parent and its Subsidiaries as compared to other companies affected by such change in Legal Requirements or GAAP.

Occupational Safety and Health Law. “Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Off-Balance Sheet Arrangement. “Off-Balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to generally accepted accounting principles; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

Options. “Options” shall mean any options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character for the issuance of equity.

Ordinary Course of Business. “Ordinary Course of Business” shall mean the Ordinary Course of Business consistent with past practice.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 10.9 and that has been delivered by Parent to the Company on the date of this Agreement and signed by the President of Parent.

Part. “Part” shall mean a part or section of the Company Disclosure Letter or Parent Disclosure Letter.

Patents. “Patents” shall mean the Issued Patents and the Patent Applications.

Patent Applications. “Patent Applications” shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

Permitted Encumbrances. “Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; or (e) Encumbrances imposed on the underlying fee interest in leased property.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proprietary Rights. “Proprietary Rights” shall mean any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing.

Proxy Statement/Prospectus. “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Stockholders’ Meeting.

Registered Copyrights. “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

Registered Trademarks. “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Required Stockholder Vote. “Required Stockholder Vote” shall mean the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Stockholders’ Meeting.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Stockholders’ Meeting. “Stockholders’ Meeting” shall mean a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Proposal. “Superior Proposal” shall mean any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party (other than one made in response to any solicitation by the Company or its Representatives in violation of Section 5.1 of this Agreement) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, after consulting with its financial advisor and taking into account all the terms and conditions (including the need for and contingency of any financing) of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement), the likelihood of consummation and all financial, regulatory, legal and other factors; provided, however, that for purposes of this definition, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest with respect thereto), imposed, assessed or collected by or under the authority of any taxing authority.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Trade Secrets. “Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes including fabrication process architecture and process flow, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

Trademarks. “Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations has been obtained.

EXHIBIT B

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 16, 2008, by and among ON SEMICONDUCTOR, INC., a Delaware corporation (“Parent”), CATALYST SEMICONDUCTOR, INC., a Delaware corporation (the “Company”) (only with respect to Section 2(b) hereof), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Cadmium Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms.

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.

“Shares” means (i) all outstanding shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder over which Stockholder has sole voting power or otherwise prevent or disable Stockholder from performing any of Stockholder’s obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares over which Stockholder has sole voting power, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares over which Stockholder has sole voting power, deposit any of the Shares over which Stockholder has sole voting power in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority or right to vote the Shares over which Stockholder has sole voting power in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares over which Stockholder has sole voting power to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Merger, the Merger

Agreement and the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to use commercially reasonable efforts to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Parent and each of its executive officers and any of them, in their capacities as officers of Parent (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters.

(e) Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder. Parent covenants and agrees that it shall attend any stockholder meeting called with respect to the matters in Section 3 either in person or by proxy, and shall vote all the Shares as contemplated by Section 3 at any such meeting, including any adjournment or postponement thereof.

5. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company.

6. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances (other than those encumbrances which are in favor of the Company, provided Parent shall have been provided with copies of the relevant documentation related thereto); (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows: (i) Parent has full power and authority to make, enter into and carry out the terms of this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies; and (iii) the execution and delivery of this Agreement and the performance by Parent of or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Parent is a party or by which Parent (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Parent’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by Parent herein.

8. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the date of the termination of the Merger Agreement, or (b) at any time upon notice by Parent to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

9. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery in the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Parent under this Section 9(f) shall relieve Parent of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and Company may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or Company may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

ON SEMICONDUCTOR, INC.

By:	By:

Name:	Its:

Its:	Address:

___________________________

___________________________

Shares Beneficially Owned by Stockholder:

shares of Company Common Stock

shares of Company Preferred Stock

Options to acquire Company Common Stock

COMPANY:

CATALYST SEMICONDUCTOR, INC.

By:

Name:

Its:

EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

_________________________________________________

The present name of the corporation is                             . The corporation was incorporated under the name                              by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on                             . This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the corporation is:

_________________________________________________

SECOND: The address of its registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 100.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another Corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article Seventh shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article Seventh shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

(4) The rights and authority conferred in this Article Seventh shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this Article Seventh, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Article Seventh in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

IN WITNESS WHEREOF,                              has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this              day of                     , 200__.

____________________________

By:
Name:
Office:

EXHIBIT D

FORM OF CATALYST SEMICONDUCTOR, INC. OFFICER’S CERTIFICATE

[Catalyst Semiconductor, Inc. Letterhead]

[DATE]

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, California 94111

DLA Piper US LLP

2000 University Avenue

East Palo Alto, CA 94301

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”)*, dated as of July 16, 2008, by and among ON Semiconductor, Inc., a Delaware corporation (“Parent”), Centaur Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Catalyst Semiconductor, Inc., a Delaware corporation (“Company”), which provides for the merger (the “Merger”) of Merger Sub with and into Company, with Company as the surviving corporation, in accordance with the DGCL and on the terms and conditions set forth therein. Each of DLA Piper, counsel to Parent and Merger Sub, and O’Melveny & Myers LLP, counsel to Company, has been requested pursuant to Section 6.1(f), of the Merger Agreement to render its opinion regarding certain United States federal income tax consequences of the Merger.

A.	Statements and Representations.

In connection with such opinions, and acknowledging that each of you will rely, with Company’s consent, upon the statements and representations made in this letter in rendering such opinion, Company hereby certifies and represents to each of you that (i) the facts, representations and covenants that relate to the Merger and related transactions, as described in the Form S-4 Registration Statement filed in connection with the Merger and the Proxy Statement/Prospectus contained therein, each as amended or supplemented through the date hereof, are, to the extent relating to Company (and to the extent otherwise without reason to believe to the contrary), true, correct, and complete in all material respects and will be true, correct, and complete in all material respects at the Effective Time and (ii) the statements and

*	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement. Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects at the Effective Time (as if made as of the Effective Time) and thereafter (where relevant):

1. The Merger will be effected for bona fide non-tax business reasons and will be carried out strictly in accordance with the Merger Agreement, applicable state corporation laws and as described in the Proxy Statement/Prospectus. None of the material terms and conditions contained in the Merger Agreement have been or will be waived or modified.

2. The fair market value, immediately after the Effective Time, of the shares of Parent Common Stock (together with any cash paid in lieu of fractional shares) to be received in the Merger by each holder of Company Common Stock will be approximately equal to the fair market value, immediately before the Effective Time, of the shares of Company Common Stock to be surrendered in exchange therefor, and the aggregate fair market value of the Parent Common Stock (together with any cash paid in lieu of fractional shares) received in the Merger by holders of Company Common Stock (“Company Stockholders”) will be approximately equal to the fair market value of Company Common Stock surrendered by such Company Stockholders in exchange therefor. In connection with the Merger, no Company Stockholder will receive in exchange for Company Common Stock, directly or indirectly, any consideration other than the Parent Common Stock (together with any cash paid in lieu of fractional shares) received in the Merger. No shares of Merger Sub have been or will be used as consideration or issued to Company Stockholders in the Merger.

3. Immediately following the Merger and at the Effective Time, Company will hold assets representing at least ninety percent (90%) of the fair market value of Company’s net assets and at least seventy percent (70%) of the fair market value of Company’s gross assets held by Company immediately prior to the Merger. For purposes of this representation, the following assets will be included as assets of Company held by Company immediately prior but not subsequent to the Merger: (i) assets used by Company to pay Company Stockholders receiving cash in lieu of fractional shares of Parent Common Stock; (ii) assets used to pay expenses or liabilities incurred in connection with the Merger; (iii) assets paid by Company to Company Stockholders who receive cash or other property; and (iv) assets used by Company to make distributions, redemptions, or other payments in respect of Company Common Stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made as part of an overall plan of which the Merger is a part.

4. Neither Company nor any person related to Company within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) (a “Company Related Person”) has, directly or indirectly, purchased, redeemed or otherwise acquired, or made any distributions with respect to, any Company capital stock prior to and in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

5. To the best knowledge of the management of Company, there is no plan or intention on the part of Company Stockholders to sell, exchange or otherwise transfer ownership of any Parent Common Stock received in the Merger to Parent or any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) (a “Parent Related Person”), directly or indirectly, other than through open-market purchases of Parent Common

Stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger and was not a matter negotiated with Company Stockholders. To the best knowledge of the management of Company, following the Merger, no dividends or other distributions will be made to the former Company Stockholders by Parent other than regular, normal dividends or distributions made to all holders of Parent Common Stock. To the best knowledge of the management of Company, with respect to such purchases on the open market, (a) there is no understanding between Company Stockholders and Parent or any Parent Related Person that the ownership of Parent Common Stock would be transitory, (b) because of the mechanics of an open market purchase, Parent does not and will not know the identity of a seller of Parent Common Stock, nor does a former Company Stockholder who receives Parent Common Stock in the Merger and subsequently sells it know whether Parent is the purchaser of the Parent Common Stock, (c) without regard to the repurchase program, a market exists for the newly-issued Parent stock held by the former Company Stockholders, (d) during the time Parent undertakes its repurchase program, there will be sales of Parent Common Stock on the open market, which may include sales of shares of Parent Common Stock by former Company Stockholders, (e) the number of shares repurchased will not exceed the total number of shares of Parent Common Stock issued and outstanding prior to the Merger and (f) any repurchases will be made following the Merger, on the open market, through a broker for the prevailing market price.

6. Company conducts a “historic business” within the meaning of Treasury Regulation Section 1.368-1(d). No assets of Company have been or will be sold, transferred or otherwise disposed of which would prevent Parent or any member of Parent’s “qualified group” from continuing the “historic business” of Company or from using a “significant portion” of Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulation Section 1.368-1(d). For purposes of this test, Parent and such members (a) shall be deemed to own that portion of the assets of a partnership reflecting their interests therein (b) shall be treated as conducting the business of a partnership of which they are partners, provided that (A) they own in the aggregate at least a 33 1/3% capital and profits interest in such partnership or (B) they own in the aggregate at least a 20% capital and profits interest in such partnership and perform active and substantial managerial functions with respect thereto. A “qualified group” is one or more chains of corporations connected through stock ownership with Parent, but only if Parent owns directly stock meeting the “control” requirements of Section 368(c) in at least one other corporation, and stock meeting the “control” requirements of Section 368(c) in each of the corporations (except Parent) is owned directly (or indirectly through partnerships as described in the next sentence) by one or more of the other corporations. Solely for purposes of the definition of “qualified group,” if members of the qualified group own interests in a partnership meeting requirements equivalent to the “control” requirements of Section 368(c) (a “368(c) Controlled Partnership”), any stock owned by such 368(c) Controlled Partnership will be treated as owned by members of the qualified group. Solely for purposes of determining whether a lower-tier partnership is a 368(c) Controlled Partnership, any interest in a lower-tier partnership owned by a Section 368(c) Controlled Partnership will be treated as owned by members of the qualified group. The “control” requirements of Section 368(c) consist of direct ownership of shares of stock of a corporation possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining control, a person shall not be considered to own shares of voting stock if rights to vote such shares or to restrict or otherwise control the vote of such shares are held by a third party (including a voting trust) other than an agent of such person.

7. Company has no plan or intention to issue additional shares of its stock that would result in Parent losing control of Company within the meaning of Section 368(c). At the Effective Time, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent’s acquisition or retention of control of Company, within the meaning of Section 368(c). No liabilities of any Company Stockholder will be assumed by Parent or Merger Sub, nor will any shares of Company Common Stock be acquired subject to any liabilities.

8. In the Merger, Company Common Stock representing control of Company (within the meaning of Section 368(c)) will be exchanged solely for voting stock of Parent (within the meaning of Sections 368(a)(1)(B) and (2)(E)). For purposes of this paragraph 8, Company Common Stock exchanged for cash or other property originating with Parent is treated as constituting outstanding Company Common Stock on the date of the Merger. To the best knowledge of the management of Company, as of the Effective Time, neither Parent nor any Parent Related Person will own beneficially or of record, or will have owned beneficially or of record, during the five years immediately prior to such time, any stock of Company, or other securities, options, warrants or instruments giving the holder thereof the right to acquire Company Common Stock or other securities issued by Company.

9. Except as provided in Section 7.3 of the Merger Agreement, Company and each Company Stockholder has paid and will pay only their respective expenses, if any, incurred in connection with or as part of the Merger. Company has not paid and will not pay, directly or indirectly, and has not agreed to assume and will not assume, directly or indirectly, any expense or other liability, whether fixed or contingent, incurred by any Company Stockholder in connection with or as part of the Merger or any related transaction.

10. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries), on the one hand, and Company (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

11. Company is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv).

12. Company is not under the jurisdiction of a court in a title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A).

13. Except for cash paid in lieu of fractional shares of Parent Common Stock, one hundred percent (100%) of Company Common Stock outstanding immediately prior to the Effective Time will be exchanged solely for Parent Common Stock. The payment of cash, if any, in lieu of fractional shares of Parent Common Stock in the Merger represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company Stockholders in lieu of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Company Stockholders in exchange for their Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder, with the possible exception of Company Stockholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

14. No compensation received by any Company Stockholder that is an employee or otherwise renders services to Company is or will be separate consideration for, or allocable to, any of their shares of Company Common Stock. None of the shares of Parent Common Stock received by any Company Stockholder, as part of any overall plan of which the Merger is a part, is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement which may be entered into between Parent or any affiliate thereof and such stockholder for services rendered or to be rendered by such stockholder. Any compensation paid or to be paid to any Company Stockholder who will be an employee of or who will otherwise render services to Parent or any affiliate thereof after the Merger, will be in consideration of services actually rendered or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services, and has been bargained for independent of negotiations specifically regarding the consideration to be paid for Company Common Stock in the Merger.

15. The fair market value of Company’s assets equal or exceed the sum of its liabilities, plus (without duplication) the amount of liabilities, if any, to which the assets are subject.

16. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger Agreement represents the entire agreement among Parent, Merger Sub and Company with respect to the Merger, and there are no other written or oral agreements regarding the Merger (or any transaction related thereto) other than those expressly referred to in the Merger Agreement and the Proxy Statement/Prospectus.

17. Company has no outstanding equity interests other than Company Common Stock. All of Company’s currently outstanding financial positions that Company has ever treated as indebtedness for federal income tax purposes (by deducting interest or otherwise) are properly classified as indebtedness rather than as equity for such purposes and have not been treated as other than indebtedness for any other purpose. The only currently outstanding financial positions of Company that Company has ever treated as equity for federal income tax purposes are shares of Company Common Stock.

18. Company Stockholders will not be entitled to any dissenters’ or similar rights in connection with the Merger.

19. The undersigned is authorized to make all of the representations set forth herein.

B.	Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned recognizes and agrees that, with respect to each of you, your tax opinion will be based (i) on the statements and representations set forth herein, (ii) on the statements contained in the Merger Agreement and documents related thereto (including, but not limited to, the Form S-4 Registration Statement and Proxy Statement/Prospectus), and (iii) on the consummation of the Merger in accordance with the terms set forth in the Agreement. Each of you may, in rendering your opinion, assume that any statements and representations referred to in (i) and (ii) that are qualified by knowledge are true, correct and complete without such qualification. The undersigned also recognizes and agrees that, with respect to each of you, your tax opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements or representations are not accurate in all respects.

Company undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

CATALYST SEMICONDUCTOR, INC.

By:
Name:
Title:

FORM OF ON SEMICONDUCTOR, INC. TAX OFFICER’S CERTIFICATE

[ON Semiconductor, Inc. Letterhead]

[DATE]

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, California 94111

DLA Piper US LLP

2000 University Avenue

East Palo Alto, CA 94301

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”)*, dated as of July 16, 2008, by and among ON Semiconductor, Inc., a Delaware corporation (“Parent”), Centaur Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Catalyst Semiconductor, Inc., a Delaware corporation (“Company”), which provides for the merger (the “Merger”) of Merger Sub with and into Company, with Company as the surviving corporation, in accordance with the DGCL and on the terms and conditions set forth therein. Each of DLA Piper, counsel to Parent and Merger Sub, and O’Melveny & Myers LLP, counsel to Company, has been requested pursuant to Section 6.1(f), of the Merger Agreement to render its opinion regarding certain United States federal income tax consequences of the Merger.

A.	Statements and Representations.

In connection with such opinions, and acknowledging that each of you will rely, with the consent of Parent and Merger Sub, upon the statements and representations made in this letter in rendering such opinion, Parent and Merger Sub hereby certify and represent to each of you that (i) the facts, representations and covenants that relate to the Merger and related transactions, as described in the Form S-4 Registration Statement filed in connection with the Merger and the Proxy Statement/Prospectus contained therein, each as amended or supplemented through the date hereof, are, to the extent relating to Parent (and to the extent otherwise without reason to believe to the contrary), true, correct, and complete in all material respects and will be

*	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement. Except as otherwise indicated, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended.

true, correct, and complete in all material respects at the Effective Time and (ii) the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects at the Effective Time (as if made as of the Effective Time) and thereafter (where relevant).

1. The Merger will be effected for bona fide non-tax business reasons and will be carried out strictly in accordance with the Merger Agreement, applicable state corporation laws and as described in the Proxy Statement/Prospectus. None of the material terms and conditions contained in the Merger Agreement have been or will be waived or modified.

2. The fair market value, immediately after the Effective Time, of the shares of Parent Common Stock (together with any cash paid in lieu of fractional shares) to be received in the Merger by each holder of Company Common Stock will be approximately equal to the fair market value, immediately before the Effective Time, of the shares of Company Common Stock to be surrendered in exchange therefor, and the aggregate fair market value of the Parent Common Stock (together with any cash paid in lieu of fractional shares) received in the Merger by holders of Company Common Stock (“Company Stockholders”) will be approximately equal to the fair market value of Company Common Stock surrendered by such holders in exchange therefor. In connection with the Merger, no Company Stockholders will receive in exchange for Company Common Stock, directly or indirectly, any consideration other than the Parent Common Stock (together with any cash paid in lieu of fractional shares) received in the Merger. No shares of Merger Sub have been or will be used as consideration or issued to Company Stockholders in the Merger.

3. Assuming the correctness of the representation in paragraph 3 of the representation letter executed by Company, immediately following the Merger and at the Effective Time, Company will hold (i) Company assets representing at least ninety percent (90%) of the fair market value of Company’s net assets and at least seventy percent (70%) of the fair market value of Company’s gross assets held by Company immediately prior to the Merger and (ii) Merger Sub assets representing at least ninety percent (90%) of the fair market value of Merger Sub’s net assets and at least seventy percent (70%) of the fair market value of Merger Sub’s gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following assets will be included as assets of Company or Merger Sub held by Company or Merger Sub, as appropriate, immediately prior but not subsequent to the Effective Time: (i) assets used to pay Company Stockholders receiving cash in lieu of fractional shares of Parent Common Stock; (ii) assets used to pay expenses or liabilities incurred in connection with the Merger; (iii) assets paid to Company Stockholders who receive cash or other property; and (iv) assets used to make distributions, redemptions, or other payments in respect of Company Common Stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made as part of an overall plan of which the Merger is a part.

4. Except with respect to open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger and was not a matter negotiated with Company Stockholders, neither Parent nor any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) (a “Parent Related Person”) has any plan or intention to purchase,

2

redeem or otherwise acquire, directly or indirectly, any of the Parent Common Stock that will be issued pursuant to the Merger. Following the Merger, no dividends or other distributions will be made to the former Company Stockholders by Parent other than regular, normal dividends or distributions made to all holders of Parent Common Stock. With respect to such purchases on the open market, (a) there is no understanding between Company Stockholders and Parent or any Parent Related Person that the ownership of Parent Common Stock would be transitory, (b) because of the mechanics of an open market purchase, Parent does not and will not know the identity of a seller of Parent Common Stock, nor does a former Company Stockholder who receives Parent Common Stock in the Merger and subsequently sells it know whether Parent is the purchaser of the Parent Common Stock, (c) without regard to the repurchase program, a market exists for the newly-issued Parent stock held by the former Company Stockholders, (d) during the time Parent undertakes its repurchase program, there will be sales of Parent Common Stock on the open market, which may include sales of shares of Parent Common Stock by former Company Stockholders, (e) the number of shares repurchased will not exceed the total number of shares of Parent Common Stock issued and outstanding prior to the Merger and (f) any repurchases will be made following the Merger, on the open market, through a broker for the prevailing market price.

5. As of the Effective Time, neither Parent nor any Parent Related Person will own beneficially or of record, or will have owned beneficially or of record, during the five years immediately prior to such time, any stock of Company, or other securities, options, warrants or instruments giving the holder thereof the right to acquire Company Common Stock or other securities issued by Company.

6. Parent has no plan or intention: (i) to liquidate Company or to merge Company into another entity; (ii) to sell or otherwise dispose of any stock in Company held by Parent,; or (iii) to sell or otherwise dispose of, or to cause Company to sell or otherwise dispose of, any of Company’s assets or any of the assets of Merger Sub acquired in the Merger, except for dispositions in the ordinary course of business consistent with past practices (if, after any such dispositions, the representations set forth in paragraph 3 of this representation letter would continue to be accurate, assuming the accuracy of the representations set forth in paragraph 3 of the representation letter executed by the Company); provided that so long as Parent or a member of Parent’s “qualified group” (as defined below) would continue to hold the amount of assets set forth in paragraph 11 of this representation letter following the Merger (assuming the correctness of the representations set forth in paragraph 6 of the representation letter executed by Company):

(a) with respect to (ii), Company may make distributions of stock so long as such distributions do not (1) cause Company to cease to be a member of Parent’s “qualified group” (as defined below) or (2) in the aggregate, consist of all of the stock of Company that was acquired in the Merger;

(b) with respect to (iii), Company may make distributions of such assets so long as the aggregate amount of such distributions does not consist of an amount of assets of Company (disregarding any assets of Merger Sub acquired by Company in the Merger) that would result in a liquidation of Company for U.S. federal income tax purposes; and

3

(c) with respect to (ii) and (iii), Company may transfer all or part of such stock or assets (or a combination thereof) if such transfer does not constitute a distribution and Company does not cease to be a member of Parent’s “qualified group” (as defined below) or terminate its corporate existence in connection with the transfers.

A “qualified group” is one or more chains of corporations connected through stock ownership with Parent, but only if Parent owns directly stock meeting the “control” requirements of Section 368(c) in at least one other corporation, and stock meeting the “control” requirements of Section 368(c) in each of the corporations (except Parent) is owned directly (or indirectly through partnerships as described in the next sentence) by one or more of the other corporations. Solely for purposes of the definition of “qualified group,” if members of the qualified group own interests in a partnership meeting requirements equivalent to the “control” requirements of Section 368(c) (a “368(c) Controlled Partnership”), any stock owned by such 368(c) Controlled Partnership will be treated as owned by members of the qualified group. Solely for purposes of determining whether a lower-tier partnership is a 368(c) Controlled Partnership, any interest in a lower-tier partnership owned by a Section 368(c) Controlled Partnership will be treated as owned by members of the qualified group. The “control” requirements of Section 368(c) consist of direct ownership of shares of stock of a corporation possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation. For purposes of determining control, a person shall not be considered to own shares of voting stock if rights to vote such shares or to restrict or otherwise control the vote of such shares are held by a third party (including a voting trust) other than an agent of such person.

7. Merger Sub is an entity newly formed for the purpose of participating in the Merger, and at no time prior to the Effective Time has had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by the Merger Sub following the Merger, and assets that are part of the consideration to be distributed to Company Stockholders in the Merger) or business operations.

8. Merger Sub will have no liabilities assumed by Company and will not transfer to Company any assets subject to liabilities in the Merger.

9. Parent is in “control” of Merger Sub within the meaning of Section 368(c). Immediately following the Merger, Parent will be in control of Company within the meaning of Section 368(c). Parent has no plan or intention to cause Company, after the Merger, to issue additional shares of stock that, or to grant any warrants, options, convertible securities or any type of right pursuant to which any person could acquire stock of Company that, if exercised or converted, would result in Parent losing control of Company within the meaning of Section 368(c).

10. In the Merger, Company Common Stock representing control of Company (within the meaning of Section 368(c)) will be exchanged solely for voting stock of Parent (within the meaning of Sections 368(a)(1)(B) and (2)(E)). No liabilities of any Company Stockholder will be assumed by Parent or Merger Sub, nor will any shares of Company Common Stock be acquired subject to any liabilities. For purposes of this paragraph 10, Company Common Stock exchanged for cash or other property originating with Parent is treated as constituting outstanding Company Common Stock on the date of the Merger.

4

11. Assuming the correctness of the representation in paragraph 6 of the representation letter executed by Company, following the Merger, Parent, or a member of its “qualified group,” will continue the historic business of Company (or alternatively, if Company has more than one line of business, will continue at least one significant line of Company’s historic business) or use a significant portion (at least 33 1/3% by value) of Company’s historic business assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d). For purposes of this test, Parent and such members (a) shall be deemed to own that portion of the assets of a partnership reflecting their interests therein (b) shall be treated as conducting the business of a partnership of which they are partners, provided that (A) they own in the aggregate at least a 33 1/3% capital and profits interest in such partnership or (B) they own in the aggregate at least a 20% capital and profits interest in such partnership and perform active and substantial managerial functions with respect thereto.

12. Except as provided in Section 7.3 of the Merger Agreement, Parent and Merger Sub have paid and will pay only their respective expenses, if any, incurred in connection with or as part of the Merger. Parent and Merger Sub have not paid and will not pay, directly or indirectly, and have not agreed to assume and will not assume, directly or indirectly, any expense or other liability, whether fixed or contingent, incurred by any Company Stockholders in connection with or as part of the Merger or any related transaction.

13. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries), on the one hand, and Company (or any of its subsidiaries), on the other hand, that was issued, acquired or will be settled at a discount.

14. Neither Parent nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv).

15. Neither Parent nor Merger Sub is under the jurisdiction of a court in a title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A) of the Code.

16. Except for cash paid in lieu of fractional shares of Parent Common Stock, one hundred percent (100%) of Company Common Stock outstanding immediately prior to the Effective Time will be exchanged solely for Parent Common Stock. The payment of cash, if any, in lieu of fractional shares of Parent Common Stock in the Merger represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company Stockholders in lieu of issuing fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Company Stockholders in exchange for their Company Common Stock. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder, with the possible exception of Company Stockholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

5

17. No compensation received by any holder of Company Common Stock that is an employee or otherwise renders services to Company is or will be separate consideration for, or allocable to, any of their shares of Company Common Stock. None of the shares of Parent Common Stock received by any holder of Company Common Stock, as part of any overall plan of which the Merger is a part, is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement which may be entered into between Parent or any affiliate thereof and such holder for services rendered or to be rendered by such holder. Any compensation paid or to be paid to any holder of Company Common Stock who will be an employee of or who will otherwise render services to Parent or any affiliate thereof after the Merger, will be in consideration of services actually rendered or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services, and has been bargained for independent of negotiations specifically regarding the consideration to be paid for Company Common Stock in the Merger.

18. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger Agreement represents the entire agreement among Parent, Merger Sub and Company with respect to the Merger, and there are no other written or oral agreements regarding the Merger (or any transaction related thereto) other than those expressly referred to in the Merger Agreement and the Proxy Statement/Prospectus.

19. Parent will not take any position on any federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a), except to the extent otherwise required by a final “determination” (as defined in Section 1313(a)(1)).

20. Following the Merger, Parent will comply, and will cause Company to comply, with the record-keeping and information filing requirements of Treasury Regulation section 1.368-3.

21. Parent Common Stock entitles the holder thereof to vote in the election of the members of the board of directors of Parent.

22. The undersigned are authorized to make all of the representations set forth herein.

B.	Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned recognize and agree that, with respect to each of you, your tax opinion will be based (i) on the statements and representations set forth herein, (ii) on the statements contained in the Merger Agreement and documents related thereto (including, but not limited to, the Form S-4 Registration Statement and Proxy Statement/Prospectus), and (iii) on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement. In rendering your opinion, you may assume that any statements and representations referred to in (i) and (ii) that are qualified by knowledge are true, correct and complete without such qualification. The undersigned also recognize and agree that, with respect to each of you, your tax opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such statements or representations are not accurate in all respects.

6

Each of Parent and Merger Sub undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

Very truly yours,

ON SEMICONDUCTOR, INC.

By:
Name:
Title:

CENTAUR ACQUISITION CORPORATION

By:
Name:
Title:

7

Schedule A

List of Signatories for Voting Undertakings

Scott Brown

David Eichler

Garrett Garrettson

Sorin Georgescu

Irvin Kovalik

Henry Montgomery

Glen Possley

George Smarandoiu

Gelu Voicu